EXHIBIT 3.1

             CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION



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DEAN HELLER                                                 Entity #
Secretary of State                                          C14843-1996
204 North Carson Street, Suite 1                            Document Number
Carson City, Nevada 89701-4299                              20060027420-83
(775) 684 5708                                              Date Filed:
Website: secretaryofstate.biz                               1/19/2006 8:00:01 AM
                                                            In the office of
                                                            Dean Heller
                                                            Secretary of State
    CERTIFICATE OF AMENDMENT
 PURSUANT TO NRS 78.385 and 78.390
                                              Above space is for office use only

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. Name of corporation:
Blackfoot Enterprises, Inc.

2. The articles have been amended as follows (provide article numbers, if available):
ARTICLE I - NAME
   The name of the Corporation is Tower Tech Holdings Inc.

ARTICLE IV - SHARES OF STOCK
   Section 4.01. Number and Class. The total number of shares of authorized capital stock of the Corporation shall consist of one hundred million (100,000,000) shares of common stock with a par value of $0.001 per share and ten million (10,000,000) shares of preferred stock with a par value of $0.001 per share. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.
   [Sections 4.02 and 4.03 remain unchanged.]
   Section 4.04. No Cumulative Voting. No cumulative voting, on any matter to which Stockholders shall be entitled to vote, shall be allowed for any purpose.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 4,981,750 (51%) VOTED IN FAVOR

4.  Effective date of filing (optional): 2/7/06
                                        ----------------------------------------
                  (must not be more than 90 days after the certificate is filed)

5.  Officer Signature (required):   /s/ Johann Rath
                                 -----------------------------------------------

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

THIS FORM MUST BE ACCOMPANIED BY APPROPRIATE FEES.
                                        Nevada Secretary of State AM 78.385 2003
                                                            Revised on: 09/29/05